Exhibit 99.1
CENTURYTEL NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
August 14, 2007	Investors: Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel Completes Redemption of its 4.75% Convertible Senior Debentures, Series K, due 2032

    MONROE, La… CenturyTel, Inc. (NYSE:  CTL) announced today that it has completed the optional redemption, which was originally announced on July 12, 2007, of all $165 million of its 4.75% Convertible Senior Debentures, Series K, due 2032.

    In lieu of cash redemption, holders of approximately $149.6 million aggregate principal amount of the debentures elected to convert their holdings into approximately 3.7 million shares of CenturyTel common stock at a conversion price of $40.455. The remaining $15.4 million of outstanding debentures were retired for cash (including premium and accrued and unpaid interest) in accordance with the terms of the Convertible Debentures. As a result, CenturyTel no longer has any of the Series K debentures outstanding. We will reflect a pre-tax charge of approximately $366,000 in third quarter 2007 for the premium on the cash redemption.

    The Company has historically included the effect of an assumed conversion of all of the Convertible Debentures in its diluted shares outstanding pursuant to applicable accounting guidelines. Therefore, the $149.6 million conversion of the debentures into common stock will not result in an increase in diluted shares outstanding.

    CenturyTel (NYSE: CTL) is a leading provider of communications, high speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks.  Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states.  Visit us at http://www.centurytel.com.